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                                 TRUST AGREEMENT

        TIME WARNER INC., (the "Company"), a Delaware corporation, and U.S. TRUST COMPANY OF CALIFORNIA, N.A. (the "Trustee"), a national association, have entered into this grantor trust agreement (the "Trust Agreement"), effective as of April 1, 1998.

                                   WITNESSETH:

        WHEREAS, the Company from time to time enters into individual employment agreements containing deferred compensation provisions (collectively, the "Contracts") with certain senior officers and key personnel (the "Executives");

        WHEREAS, the Company has incurred and expects to incur financial obligations under the terms of the Contracts with respect to the Executives and their designated beneficiary(ies) or estates (the "Beneficiary(ies)");

        WHEREAS, the Company wishes to establish a trust (the "Trust") and to contribute to the Trust assets to provide itself with a source of funds to assist it in the meeting of its financial obligations under the Contracts, and such assets shall be held therein, subject to the claims of the Company's creditors in the event of the Company becoming Insolvent, as herein defined, until paid to the Executives or Beneficiaries in such manner and at such times as specified in the Contracts, or as otherwise provided herein;

        WHEREAS, it is the intention of the parties that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Contracts as unfunded arrangements maintained for the purpose of providing deferred compensation for the Executives;

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

        SECTION 1.  ESTABLISHMENT OF TRUST

        (a) The Company hereby establishes this revocable Trust with the Trustee, to be called the Time Warner Inc. Grantor Trust, which shall automatically become irrevocable upon a "Change of Control", as defined in
Section 12 hereof, or upon such earlier date as may be determined by the General Counsel of the Company by providing notice to the Trustee.

        (b) The Trust shall consist of an initial contribution of money and other property made by the Company and acceptable to the Trustee, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.



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        (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code'), and shall be construed accordingly.

        (d) Subject to Sections 2(b) and 2(d), the principal of the Trust, and any earnings thereon (the "Trust Fund") shall be held separate and apart from the Company's other funds and shall be used exclusively for the uses and purposes of the Executives and Beneficiaries and the Company's general creditors as herein set forth. The Executives and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Contracts and this Trust Agreement shall be mere unsecured contractual rights of the Executives and Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event the Company is "Insolvent", as defined in Section 3(a) hereof. Except as contemplated by
Section 3(b)(3) (relating to the holding of Trust assets for the benefit of the Company's creditors in the event the Company becomes Insolvent), the assets allocated to the account maintained in respect of any Executive or Beneficiary shall not be applied to or used for the benefit of any other Executive or Beneficiary.

        (e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Executive or Beneficiary shall have any right or duty under this Trust Agreement to compel such additional deposits or determine the sufficiency thereof. The Contracts require the Company to make contributions in specific amounts.

        (f) The Company shall at all times ensure that the Contracts and the Trust shall have characteristics supporting a determination that the Contracts are unfunded arrangements maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

        SECTION 2.  PAYMENTS TO EXECUTIVES AND BENEFICIARIES

        (a) Prior to a Change of Control, the entitlement of an Executive or Beneficiary to deferred compensation under the Contracts shall be determined by the Company or such party as it shall designate under the Contracts, and any claim for such deferred compensation shall be determined in accordance with the provisions of the Contracts. The Trustee or its agent shall not be required to make any such determination prior to a Change of Control. Also prior to a Change of Control, the Company shall be responsible for maintaining all records contemplated under the Contracts and this Trust Agreement, and the Trustee shall not be responsible in any respect for administering the Contracts. After a Change of Control, all such entitlements shall be determined solely by the Trustee or its agent based on the Payment Schedules as described in Section 2(e), and the Trustee or its agent shall be responsible for maintaining all records contemplated under the Contracts and this Trust Agreement and for administering those provisions of the Contracts relating

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to deferred compensation.

        (b) Prior to a Change of Control, the Company shall make payments of deferred compensation directly to the Executives or Beneficiaries as they become due under the terms of the Contracts. The Company shall notify the Trustee of each amount of deferred compensation due at the time it becomes payable to an Executive or Beneficiary and the Company shall be entitled to withdraw such amount from the Trust Fund. After a Change of Control, all payments of deferred compensation will be made directly to the Executives or Beneficiaries solely by the Trustee or its agents out of Trust Fund assets.

        (c) Prior to a Change of Control, the Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of the deferred compensation due under the terms of the Contracts and shall pay amounts withheld to the appropriate taxing authorities. After a Change of Control, the Trustee shall make provision for the reporting and withholding of any such taxes that may be required to be withheld with respect to the payment of such deferred compensation and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company. The Company shall cooperate with the Trustee in making such determination.

        (d) The Company and the Trustee recognize that all economic activity of the Trust, including but not limited to security transactions, the receipt of dividends and other income as well as the payment of expenses, is economic activity of the Company for tax purposes. Prior to a Change of Control, the Company shall be entitled to withdraw from the Trust Fund an amount equal to such tax liability incurred in accordance with the terms of the Contracts. After a Change of Control, the Company shall be entitled to reimbursement from the Trust for such tax liability to the extent not previously withdrawn pursuant to the preceding sentence. Additionally, the Company shall be entitled to reimbursement from the Trust for any out of pocket expenditures by the Company which, pursuant to the terms of the Contracts, are obligations of the Trust.

        (e) Prior to a Change of Control, the Company shall deliver to the Trustee a schedule (a "Payment Schedule") for each Executive whose deferred compensation under a Contract may be paid from the Trust Fund after a Change of Control. To the extent such information has not already been made available to the Trustee in the Contracts or relevant excerpts thereof, or such other documents as may be supplied to the Trustee from time to time, any of which may constitute such Payment Schedule, the Payment Schedule shall:

               (1) specify the value of the Executive's deferred compensation under the Contract as of the most recent valuation date;

               (2) describe the events that must occur in order for the Executive's deferred compensation to become payable under the terms of the Contract;

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               (3) provide such instructions as will enable the Trustee to determine the amount of the Executive's deferred compensation as of the time it becomes payable under the terms of the Contract;

               (4) specify the form in which the Executive's deferred compensation is to be paid, as provided for or available under the Contract (including, if such form is not a lump sum, the frequency of such payments);

               (5) specify the Term Date (as defined in the Contract) or other time for commencement of payment of the Executive's deferred compensation under the Contract; and

               (6) specify the name, address and social security number of the Executive as well as the name, address, social security number and relation to the Executive of each Beneficiary.

        (f) Prior to a Change of Control, the Company may from time to time substitute a new Payment Schedule by delivering a new or amended Payment Schedule to the Trustee. Upon receipt of such a new or amended Payment Schedule, the previous Payment Schedule shall be deemed revoked. Prior to a Change of Control, any Payment Schedule previously filed with the Trustee may be revoked by the Company by filing notice of such revocation with the Trustee without delivering a new or amended Payment Schedule to the Trustee. No Payment Schedule may be amended or revoked after a Change of Control. Notwithstanding any other provision herein to the contrary, after a Change of Control, no payment shall be made from the Trust with respect to an Executive's deferred compensation under such Executive's Contract unless a Payment Schedule (which has not been revoked) for such Executive's deferred compensation under such Contract is on file with the Trustee at the time a Change of Control occurs. Except as otherwise provided herein, the Trustee shall make payments to Executives and Beneficiaries in accordance with such Payment Schedule.

        (g) Any Executive or Beneficiary seeking to obtain payment from the Trust Fund after a Change of Control shall deliver to the Trustee a written request for payment. As soon as practicable after a request for payment has been received by the Trustee, the Trustee, solely out of the Trust Fund and with no obligation otherwise to make any payments, shall make payment to such Executive or Beneficiary in such manner, and at such times, and in such amounts, as the Trustee shall determine to be payable to such Executive or Beneficiary under the Contract based on the most recent Payment Schedule applicable to the Executive or Beneficiary that was furnished to the Trustee by the Company prior to a Change of Control.

        (h) After a Change of Control, any Executive or Beneficiary for whom a Payment Schedule is on file with the Trustee at the time of such Change of Control shall be presumed conclusively, for all purposes of this Trust Agreement, to be entitled to any deferred compensation that the Trustee determines to be payable to such Executive or Beneficiary on the basis of information contained in such Payment Schedule and in any written request for payment signed by

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the Executive or Beneficiary, and the Trustee's determination as to the amount and the form of payment of the deferred compensation so payable shall be conclusive and binding on all parties, including Executives and Beneficiaries.

        (i) Notwithstanding any other provision in this Trust Agreement to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service (the "IRS") not to be a "grantor trust" with the result that the income of the Trust Fund is not treated as income of the Company pursuant to Sections 671 through 679 of the Code, then the Trust shall immediately terminate. The Trustee shall immediately distribute the interest of each Executive or Beneficiary entitled thereto in a lump sum regardless of whether such Executive's employment has terminated and regardless of the form and time of payments specified in or pursuant to the Contracts as directed by the Company.

Any remaining assets (less any expenses or costs due under Section 9 hereof) shall then be paid by the Trustee to the Company in such amounts, and in the manner instructed by the Company.

        (j) The Company's establishment of the Trust and the making of contributions thereto shall not release the Company from its obligation to pay the deferred compensation contemplated by the Contracts to the Executives or the Beneficiaries except to the extent that the Trust has actually paid such deferred compensation. If for any reason there are inadequate assets held in the Trust under the terms of the Contract to pay the Executive or the Beneficiary his or her deferred compensation (for example, if the Trust assets are applied to the benefit of the Company's general creditors if the Company becomes Insolvent as provided herein), the inadequacy of the Trust assets shall not deprive the Executive or the Beneficiary of the right to be paid by the Company his or her deferred compensation amount.

        SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO EXECUTIVES AND BENEFICIARIES WHEN THE COMPANY IS INSOLVENT

        (a) The Trustee shall cease payment of deferred compensation to the Executives and Beneficiaries if the Company is "Insolvent". The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

        (b) At all times during the continuance of the Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

               (1) The board of directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing if the Company becomes Insolvent. If a person claiming to be a creditor of the Company notifies the Trustee that the Company has become Insolvent, the Trustee shall provide the board of directors and the Chief Executive Officer with a copy of such writing and absent the Company's

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               provision of an independent expert's opinion reasonably
               satisfactory to the Trustee that the Company is not Insolvent, the Trustee shall discontinue payment of deferred compensation to the Executives or Beneficiaries.

               (2) Unless the Trustee has actual knowledge of the Company becoming Insolvent, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent.

               (3) If at any time the Trustee has received a notice containing information or allegations described in Section 3(b)(1) hereof that the Company is Insolvent, the Trustee shall discontinue payments of deferred compensation to the Executives or Beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Executives or Beneficiaries to pursue their rights as general creditors of the Company with respect to deferred compensation due under the Contracts or otherwise.

               (4) The Trustee shall resume the payment of deferred compensation to the Executives or Beneficiaries in accordance with Section 2 hereof only after it has been demonstrated to the Trustee's reasonable satisfaction that the Company is not Insolvent (or is no longer Insolvent).

        (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of deferred compensation from the Trust pursuant to
Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Executives or Beneficiaries under the terms of the Contracts for the period of such discontinuance, less the aggregate amount of any payments made to the Executives or Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

        SECTION 4.  PAYMENTS TO THE COMPANY

        Except as provided in Sections 2 and 3 hereof, after the Trust has become irrevocable, as provided in Section 1(a) hereof, the Company shall have no right or power to withdraw any of the assets of the Trust Fund or to direct the Trustee to return to the Company or to divert to others such assets before all payments of deferred compensation due to the Executives and Beneficiaries have been made pursuant to the terms of the Contracts.

        SECTION 5.  INVESTMENT AUTHORITY

        (a) The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, and all rights associated with assets of

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the Trust shall be exercised by the Trustee, and shall in no event be exercisable by or rest with the Executives or Beneficiaries. Subject to the provisions of the Contracts, and except as expressly provided otherwise herein, the Trustee shall have full power and authority to invest and reinvest the Trust Fund in any investment permitted by law, exercising the judgment and care that persons of prudence, discretion and intelligence would exercise under the circumstances then prevailing considering the probable income and safety of their capital, including, without limiting the generality of the foregoing, the power:

               (1) To invest and reinvest the Trust Fund, together with the income therefrom, in common stock, preferred stock, mutual funds, bonds, mortgages, notes, time certificates of deposit, commercial paper and other evidences of indebtedness (including those issued by the Trustee or any of its affiliates), other securities, options to buy or sell securities or other assets, and other property of any kind (personal, real or mixed, and tangible or intangible);

               (2) To deposit or invest all or any part of the assets of the Trust Fund in savings accounts or certificates of deposit or other deposits which bear a reasonable interest rate in a bank, including the commercial department of the Trustee, if such bank is supervised by the United States or any state;

               (3) To hold, manage, improve and control all property, real or personal, forming part of the Trust Fund and to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of the Trust, and otherwise dispose of the same from time to time in such manner, for such consideration and upon such terms and conditions as the Trustee shall determine;

               (4) To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums deemed by the Trustee to be necessary for the protection of the Trust Fund; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations and, in connection therewith, to deposit securities with and transfer title to any protective or other committee under such terms as the Trustee may deem advisable; to exercise or sell stock subscriptions or conversion rights; and regardless of any limitation elsewhere in this document relative to investment by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;

               (5) To hold in cash, without liability for interest, such portion of the Trust Fund which, in its discretion, shall be reasonable under the circumstances, pending investments or payments of expenses, or the distribution of deferred compensation;

               (6) To take such actions as may be necessary or desirable to protect the Trust Fund from loss due to the default on mortgages held in the Trust including the

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               appointment of agents or trustees in such other jurisdictions as may seem desirable, to transfer property to such agents or trustees, to grant such powers as are necessary or desirable to protect the Trust or its assets, to direct such agents or trustees, or to delegate such power to direct and to remove such agents or trustees;

               (7) To employ such agents, including investment advisors, custodians, sub-custodians and counsel as may be reasonably necessary and to pay them reasonable compensation; to settle, compromise or abandon all claims and demands in favor of or against the Trust Fund assets;

               (8) To cause title to property of the Trust to be issued, held or registered in the individual name of the Trustee or in the name of its nominee(s) or agents, or in such form that title will pass by delivery;

               (9) To exercise all of the further rights, powers, options and privileges granted, provided for or vested in trustees generally under the laws of the State of New York, so that powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

               (10) To borrow money from any source (including the Trustee) and to execute promissory notes, mortgages, or other obligations and to pledge or mortgage any Trust assets as security;

               (11) To institute, compromise and defend actions and proceedings; to pay or contest any claim; to settle a claim by or against the Trustee by compromise, arbitration, or otherwise to release, in whole or in part, any claim belonging to the Trust to the extent that the claim is uncollectible;

               (12) To use securities, depositories or custodians and to allow such securities as may be held by a depository or custodian to be registered in the name of such depository or its nominee or in the name of such custodian or its nominee;

               (13) To invest the Trust Fund from time to time in one or more investment funds, which funds shall be registered under the Investment Company Act of 1940; and

               (14) To do all other acts necessary or desirable for the proper administration of the Trust Fund, as if the Trustee were the absolute owner thereof. However, nothing in this section shall be construed to mean the Trustee assumes any responsibility for the performance of any investment made by the Trustee in its capacity as trustee under this Trust Agreement. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the

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               gains therefrom within the meaning of Section 301.7701-2 of the
               Procedure and Administrative Regulations promulgated pursuant to the Code.

        (b) Notwithstanding any other provision in this Trust Agreement to the contrary:

               (1) Prior to a Change of Control, the Company may in its sole discretion appoint one or more investment advisors to manage the investment of any part or all of the Trust Fund. The Company shall notify the Trustee of any such appointment by delivering to the Trustee an executed copy of the instrument making such appointment. Any such instrument shall require that the investment advisor provide its directions to the Trustee or directly to the Trustee's agent or custodian, provided the Trustee receives copies of any instructions, confirmations, and notifications given to the custodian or agent; and permit the Trustee, after a Change of Control, to terminate the investment advisor pursuant to, and in accordance with, the terms of this Trust Agreement. During the term of the investment advisor's appointment, the investment advisor shall have the sole responsibility for the investment and reinvestment of that portion of the Trust Fund subject to its investment management. The Trustee shall have no responsibility for, or liability with respect to, the selection of the investment advisor by the Company, the investment of such portion of the Trust Fund, or the acts or omissions of such investment advisor.

               (2) In exercising the powers granted to it hereunder, the Trustee, or its agent or custodian, shall follow the direction of any investment advisor with respect to the portion of the Trust Fund subject to the management by such investment advisor. The investment advisor may provide its directions in writing, signed by an officer of the investment advisor, or transmit its directions to the Trustee or directly to the Trustee's agent or custodian by such other means of communication as the investment advisor, with the consent of the Trustee, may deem appropriate or necessary. The Trustee shall be under no duty to question, or make inquiries as to, any action or direction of any investment advisor taken as provided herein, or any failure to give directions, or to review the securities held pursuant to any investment advisor's direction, or to make suggestions to the investment advisor or the Company with respect to the investment, reinvestment, or disposition of any assets subject to management by the investment advisor.

               (3) After a Change of Control, the Trustee shall have the exclusive authority to retain or to terminate any and all investment advisors, and appoint successor investment advisors (including any affiliate of the Trustee), to manage the Trust Fund assets in accordance with the terms of the Contracts, provided that any such appointments shall be subject to the approval of the Executives as provided in the Contracts.

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               (4) All rights associated with Trust Fund assets shall be
               exercised by the Trustee, a person designated by the Trustee, or the investment advisor, and shall in no event be exercisable by or rest with the Executives or Beneficiaries, except that prior to a Change of Control voting rights with respect to the Trust Fund assets shall be exercised by the Company or its agent.

        (c) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, to the extent that the Trustee directly exercises investment authority, the Trustee shall not invest Trust Fund assets in securities (including stock or rights to acquire stock) or obligations issued by the Company or any of its subsidiaries or affiliates, other than a de minimis amount held in common investment vehicles in which the Trustee invests.

        SECTION 6.  DISPOSITION OF INCOME

        During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

        SECTION 7.  ACCOUNTING BY TRUSTEE

        The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. After a Change of Control, the Trustee shall cause the Company to continue to receive copies of all trade confirmations, purchase and subscription agreements, statements, reports, analyses, summaries and related documents pertaining to the holding, investing and reinvesting of the securities and other property held in the Trust Fund at substantially the same time as copies of the same are first received by the Trustee or an investment advisor (but in no event later than five business days thereafter). Within 120 days following the close of each calendar year and within 120 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

        SECTION 8.  RESPONSIBILITY OF TRUSTEE

        (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a

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direction, request or approval given by any officer of the Company which is contemplated by, and in conformity with, the terms of the Contracts or the Trust (as these are in effect immediately prior to a Change of Control) and is given in writing by any officer of the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

        (b) If the Trustee undertakes or defends any administrative, adversarial or other litigation or proceeding arising in connection with the Trust, the Company shall indemnify the Trustee against the Trustee's costs, expenses and liabilities (including without limitation, attorney's fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust without notice to any party.

        (c) The Trustee may consult with legal counsel (who may also, but need not, be counsel for the Company) generally with respect to any of its duties or obligations hereunder at the Company's expense which, should it remain unpaid, may be paid from the Trust without notice to any party. The Trustee shall incur no liability to any person for acting or refraining from acting in accordance with the advice of such counsel.

        (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder at the Company's expense which, should it remain unpaid, may be paid from the Trust without notice to any party. The Trustee shall incur no liability to any person for acting or refraining from acting in accordance with the advice of such agents, accountants, actuaries, investment advisors, financial consultants or other professionals.

        (e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.

        (f) The Company shall indemnify and hold the Trustee harmless from and against all loss or liability (including expenses and reasonable attorneys' fees), to which it may be subject by reason of its execution of its duties under the Trust, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company, an Executive or Beneficiary or an investment advisor (other than an investment advisor appointed by, or an affiliate of, the Trustee) unless, and only to the extent, such loss or liability is due to the Trustee's negligence or misconduct.

        (g) In the event that the Trustee is named as a defendant in a lawsuit or proceeding involving the Contracts or the Trust Fund, the Trustee shall be entitled to receive payments on a

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current basis pursuant to the indemnity provisions provided for in this section, provided however, that if the final judgment entered in the lawsuit or proceeding holds that Trustee is guilty of negligence or misconduct with respect to the Trust Fund, the Trustee shall be required to refund the indemnity payments that it has received.

        (h) All releases and indemnities provided in this Trust Agreement shall survive the termination of this Trust Agreement.

        SECTION 9.  COMPENSATION AND EXPENSES OF TRUSTEE

        (a) The Trustee is authorized to incur reasonable obligations in connection with the administration of the Trust including attorney's fees, administrative fees and appraisal fees. Such obligations shall be paid by the Company. The Trustee is authorized to pay such amounts from the Trust Fund if the Company fails to pay them within 60 days of presentation of a statement of the amounts due.

        (b) The Trustee shall be entitled to reasonable compensation for its services, including extraordinary services, as agreed upon between the Trustee and the Company and as set forth in Schedule A attached hereto and made a part hereof, and such other fees as may be negotiated between the parties. If the Trustee and the Company fail to agree upon a compensation agreement, the Trustee shall be entitled to compensation at a rate equal to the rate charged by the Trustee for similar services rendered by it during the current fiscal year for other trusts similar to this Trust. The Trustee shall be entitled to reimbursement for expenses incurred by it in the performance of its duties as the Trustee including reasonable fees for legal counsel. The Trustee's compensation and expenses shall be paid by the Company. The Trustee is authorized to withdraw such amounts from the Trust Fund if the Company fails to pay them within 60 days of presentation of a statement of the amounts due.

        SECTION 10.  RESIGNATION AND REMOVAL OF TRUSTEE

        (a) The Trustee may resign at any time by notice to the Company, which shall be effective 90 days after receipt of such notice unless the Company and the Trustee agree otherwise.

        (b) Prior to a Change of Control, the Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee.

        (c) Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

        (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of

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this section. In the event of a Change of Control, or if no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be paid by the Company, and if not, from the Trust as administrative expenses of the Trust.

        SECTION 11.  APPOINTMENT OF SUCCESSOR

        (a) If the Trustee resigns (or is removed) in accordance with Section 10(a) or (b) hereof prior to a Change of Control, the Company shall appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under federal or state law, as a successor to replace the Trustee. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the Trustee, including ownership rights in the Trust Fund assets upon transfer of same to the new trustee. The Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.

        (b) If the Trustee resigns in accordance with Section 10(a) hereof after a Change of Control, the Trustee shall appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under federal or state law as a successor to replace the Trustee. The appointment of a successor trustee shall be effective when accepted in writing by the new trustee. The new trustee shall have all the rights and powers of the Trustee, including ownership rights in Trust Fund assets upon transfer of same to the new trustee. The Trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

        (c) The successor trustee need not examine the records and acts of the Trustee and may retain or dispose of existing Trust Fund assets, subject to the provisions of this Trust Agreement. The successor trustee shall not be responsible for, and the Company shall indemnify and defend the successor trustee from, any claim or liability resulting from any action or inaction of the Trustee or from any other past event, or any condition existing at the time it becomes successor trustee.

        SECTION 12.  CHANGE OF CONTROL

        For purposes of this Trust Agreement, "Change of Control" shall mean:
The date upon which (i) the board of directors of the Company (or, if approval of the board of directors of the Company is not required as a matter of law, the stockholders of the Company) shall approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (c) the adoption of any plan or proposal for the

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liquidation or dissolution of the Company, (ii) (a) any person (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation, or other entity shall purchase any common stock of the Company (or securities convertible into the Company's common stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the board of directors of the Company, or (b) any such person, corporation or other entity (other than the Company or any benefit plan sponsored by the Company or other subsidiary) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities), or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

               (i) The Company's board of directors (as constituted immediately prior to a Change of Control) acting in such capacity shall have the duty to inform the Trustee in writing that a Change of Control has occurred. Any one member of the Company's board of directors may provide such a writing. If an Executive alleges in writing to the Trustee that a Change of Control has occurred, the Trustee shall deliver a copy of the Executive's allegation to the Company within three days of delivery to the Trustee, and the Trustee may engage one or more independent attorneys, accountants, consultants, or other experts (the "Experts") to determine whether a Change of Control has occurred. The Experts shall be engaged at the expense of the Company. The determination of the Experts or the Trustee as to whether a Change of Control has occurred shall be binding on the Company and the Executives.

               (ii) Unless the Trustee has received notice from a member of the Company's board of directors or an Executive alleging that a Change of Control has occurred, the Trustee shall have no duty to inquire whether a Change of Control has occurred.

        SECTION 13.  AMENDMENT OR TERMINATION

        (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Contracts or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(a) hereof, and provided further, that this Trust Agreement may not be amended or modified in whole or in part following a Change of Control, except (i) to reflect changes in applicable law or (ii) amendments made in furtherance of the Contracts, subject to the consent of the Executives.

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        (b) The Trust shall not terminate until the date on which all payments of deferred compensation pursuant to the terms of the Contracts have been made to the Executives and Beneficiaries, unless sooner revoked in accordance with
Section 1(a) hereof. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company. Such remaining assets shall be paid by the Trustee to the Company in such amounts and in the manner instructed by the Company, whereupon the Trustee shall be released and discharged from all obligations hereunder. From and after the date of termination, and until final distribution of the Trust Fund, the Trustee shall continue to have all of the powers provided herein as are necessary or expedient for the orderly liquidation and distribution of the Trust Fund.

        SECTION 14.  MISCELLANEOUS

        (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

        (b) Deferred compensation payable to the Executives and Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

        (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        (d) This Trust Agreement shall be binding on, and the powers granted to the Company and the Trustee, respectively, shall be exercisable by the respective successors and assigns of the Company and the Trustee. Any corporation that succeeds to substantially all of the business of the Trustee by merger, consolidation, purchase or otherwise shall upon succession and without appointment or other action by the Company be and become successor trustee hereunder.

        (e) Any communication to the Trustee, including any notice, direction, designation, certification, order, instruction or objection shall be in writing and signed by an officer of the Company or by the person authorized under the Contracts or this Trust Agreement to govern same. The Trustee shall be fully protected and indemnified by the Company in acting in accordance with such written communications. Any such communication required or permitted to be given hereunder shall be deemed given if written and hand delivered, mailed, postage prepaid, certified mail, return receipt requested or transmitted by facsimile to the Company or the Trustee at the following address or such other address as a party may specify:

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               (i)    if to the Company:

               General Counsel
               Time Warner Inc.
               75 Rockefeller Plaza
               New York, NY 10019

               Facsimile No. (212) 956-7281

               (ii)   If to the Trustee:

               U.S. Trust Company
               114 W. 47th Street, 8th Floor
               New York, NY 10036

               Facsimile No. (212) 852-3036

               Attention: Otis A. Sinnott, Jr.

        (f) Any obligation of the Company and/or the Trust to repay the Trustee amounts pursuant to any provision of this Trust Agreement shall survive any amendment or termination hereof or the Trustee's resignation or removal.

        IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed by their duly authorized officers as of the day and year first above written.

TIME WARNER INC.                          U.S. TRUST COMPANY OF CALIFORNIA, N.A.



By: /s/ Carolyn K. McCandless             By: /s/ Otis A. Sinnott, Jr.
    ______________________________            __________________________________
    Carolyn K. McCandless                     Otis A. Sinnott, Jr.


Title: Vice President                     Title: Vice President
       ___________________________               _______________________________



                                                         TWI/UST Trust Agreement

                                       16





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